UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 12, 2005

Exide Technologies
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11263	23-0552730
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13000 Deerfield Parkway, Building 200, Alpharetta, Georgia		30004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(678) 566-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In a press release dated July 12, 2005, the Company announced the appointment of George S. Jones Jr., as Executive Vice President - Human Resources, effective immediately. From 1974 to 2004, Mr. Jones, 52, served in several executive positions at Cooper Industries, most recently as Vice President--Operations at the Lighting Division from 1997 to 2004.

Mr. Jones will receive annual base compensation of $245,000. Mr. Jones will be eligible to participate in the Company's executive incentive plan on a prorated basis for fiscal 2006. Mr. Jones has been approved to receive 34,000 options, which have a three year vesting period, and 6,700 shares of restricted stock, which have a five year vesting period. All of the awards are subject to and will be issued upon shareholder approval of the Company's 2004 Stock Incentive Plan at the annual meeting of stockholders, currently scheduled for August 30, 2005. Mr. Jones will also be eligible for the Company's Income Protection Plan, which provides 12 months of severance, regardless of whether the executive officer obtains new employment within the 12 month period. The Income Protection Plan is intended to provide participants with severance benefits in the event of termination of employment without cause or resignation under certain adverse circumstances.

Mr. Jones succeeds Janice M. Jones, who elected not to relocate to the Company's new corporate headquarters in Alpharetta, Georgia. Ms. Jones will remain with the Company up to the end of the calendar year to assist in the transition and to complete several ongoing projects.

Item 9.01 Financial Statements and Exhibits.

99.1 Press Release dated July 12, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Exide Technologies

July 12, 2005	By:	Gordon A. Ulsh

Name: Gordon A. Ulsh
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated July 12, 2005